Exhibit 99

Carpenter Technology Reports First Quarter Results

    WYOMISSING, Pa.--(BUSINESS WIRE)--Oct. 27, 2003--Carpenter Technology Corporation (NYSE:CRS) today reported continued improvement in its operating performance and increased free cash flow generation despite ongoing weak market conditions and higher raw material costs.
    Net sales for the first fiscal quarter ended September 30, 2003 were $213.3 million compared to $213.8 million for the same period a year ago. Last year's first quarter included $5.1 million from companies that were subsequently divested.
    Net income for the quarter was $0.5 million or $.00 per diluted share, compared to a net loss of $10.9 million or $.51 per diluted share a year ago. This year's first quarter included $4.4 million or $.12 per diluted share of non-cash pension and retiree medical expenses. The quarter a year ago benefited from net pension income of $1.1 million or $.03 per diluted share.
    In the first quarter a year ago, Carpenter incurred a special charge of $14.2 million or $.38 per diluted share, as a result of its strategy to reduce costs and improve operational effectiveness. The charge related primarily to severance costs associated with the elimination of salaried positions.
    As a result of the improved operating performance, a reduction in its dividend and working capital management, free cash flow, defined as net cash before financing activities but after dividends, increased to $22.2 million in the first quarter versus $8.7 million a year ago.
    Carpenter's total debt, net of cash and including amounts outstanding under its receivables purchase facility, was $333.3 million at the end of the recent first quarter. This net debt level is $23.0 million lower than at the end of the previous quarter and $85.2 million lower than a year ago.

    Operating Summary

    "The significant improvement in our operating performance versus a year ago reflects our continued focus on operational excellence and cost reduction," said Robert J. Torcolini, chairman, president and chief executive officer. "Although we see substantial opportunity for further improvement, we are encouraged by our progress in the first quarter given the continued soft demand from several key markets."
    Sales in the first quarter were relatively flat compared to a year ago. However, after adjusting for divested companies, sales increased two percent versus a year ago. The sales increase was primarily driven by stronger demand for higher value products from the power generation, automotive and medical markets, which more than offset lower volumes of stainless steel rod. Sales also benefited from an increase in aerospace and medical demand in the European market.
    Carpenter's gross profit in the first quarter improved to $34.0 million or 15.9 percent of sales from $33.6 million or 15.7 percent a year ago. The gross profit in the recent first quarter included non-cash pension and retiree medical expenses of $3.1 million or 1.5 percent of sales. In the first quarter a year ago, the gross profit reflected pension income of $1.3 million or 0.6 percent of sales.
    The improvement in the gross profit reflects lower labor costs from reduced employment levels, improved yields, realized operating efficiencies and a better sales mix. Partially offsetting the improvement were higher raw material costs, particularly nickel, which included the impact of a supply disruption at a major producer.
    Selling and administrative expenses in the first quarter were reduced by $3.0 million or 9 percent from a year ago. The decrease resulted from lower employment levels and reduced professional fees despite an increase in non-cash pension and retiree medical expenses of $1.1 million. Pension and retiree medical expenses or income are included in both cost of goods sold and selling and administrative expenses.
    As a result of the improvement in gross profit and reduced selling and administrative expenses, Carpenter's first quarter income before other income and expense (net sales less cost of sales and selling and administrative expenses) increased to $5.3 million or 2.5 percent of sales from $1.9 million or 0.9 percent of sales a year ago. The increase occurred despite the change in the non-cash pension and retiree medical expense to $4.4 million from non-cash income of $1.1 million in the first quarter a year ago.

    Outlook

    "The challenges of the current economic environment, which are further aggravated by the availability of low priced imports and excess global stainless steel capacity, make it imperative that we continue our focus on lean practices and process variation reduction," Torcolini said. "The resulting further cost reductions will enable Carpenter to effectively compete on a global basis and attain an acceptable level of profitability through all phases of a business cycle."
    Management believes that many of Carpenter's key markets have stabilized. Based on these conditions and excluding the non-cash pension and retiree medical expenses, Carpenter expects to show improved year-over-year comparisons through the balance of fiscal 2004, as previously stated.
    Additionally, Carpenter confirmed its previously announced expectation of generating free cash flow in excess of $50 million for the current fiscal year.

    Segment Results

    Specialty Metals

    Net sales for the quarter ended September 30, 2003 for the Specialty Metals segment, which includes the Specialty Alloys Operations (SAO), Dynamet, and Carpenter Powder Products (CPP) business units, were $189.7 million or $3.7 million higher than in the same quarter a year ago.
    SAO sales increased 1 percent due to a better product mix, which was offset by lower volumes. SAO volume was 10 percent lower than last year, due mainly to reduced sales of lower value stainless steel rod products. SAO's sales mix benefited from increased sales of higher value products to the power generation and automotive markets and the reduced sales of rod products.
    Dynamet's sales increased 8 percent in the first quarter versus a year ago, primarily due to strong sales growth in the medical market, which more than offset lower sales to the aerospace market.
    CPP's sales increased 8 percent from the same quarter a year ago. The sales increase reflected higher sales to the power generation, capital goods and chemical processing markets.
    Income for the Specialty Metals segment of $11.3 million, compared to $2.9 million in the same quarter a year ago. The increase reflects lower labor costs from reduced employment levels, an improved product mix, improved yields, realized operating efficiencies and lower selling and administrative expenses.
    These benefits were partially offset by significantly higher raw material costs, which were further aggravated by a supply disruption at a major nickel supplier.

    Engineered Products Segment

    Net sales for this segment, which includes sales of ceramics and metal components, were $24.1 million as compared to $28.4 million a year ago. Last year's first quarter included $5.1 million in sales from businesses that were subsequently divested. Increased sales to the aerospace and industrial markets more than offset reduced sales to the consumer market.
    Income for the Engineered Products segment was $2.5 million in the first quarter versus $2.2 million a year ago. The increase primarily reflects the benefit of cost savings initiatives.

    Net Pension Expense / Income

    In the first quarter of fiscal 2004, Carpenter had non-cash pension and retiree medical expenses of $4.4 million or $.12 per diluted share. This compares to net pension income of $1.1 million or $.03 per diluted share for the same quarter a year ago. The net pension amount is actuarially determined as of each June 30 and held constant throughout the fiscal year.
    The fiscal 2004 pension expense primarily results from the accumulated effect of investment losses from more than two years of declining stock market returns. The stock market performance, coupled with the low interest rate environment resulted in a change of actuarial assumptions. The changes included a reduction in the expected rate of return to 8.5 percent from 10.0 percent and a lowering of the discount rate to 6.0 percent from 7.25 percent, both of which had the effect of increasing the company's pension and retiree medical expenses.
    The pension expense is a non-cash item, as the company's defined benefit pension plan remains well funded and, as in prior years, the company is not required to make a cash contribution to the plan.

    Special Charges

    Last year's first quarter included a special charge of $14.2 million for the costs of eliminating salaried positions and for losses on asset disposals.

    Other Items

    Selling and administrative expenses of $28.7 million were lower than last year by $3.0 million or 9 percent. The reduction was due to lower employment levels and professional fees.
    Interest expense of $6.3 million compared to $8.0 million in the first quarter a year ago. Lower debt levels and interest rates were the primary reasons for the decline.
    Other income of $1.6 million in the first quarter compared to $0.3 million in the quarter a year ago. The increase was largely due to favorable exchange rates.

    Cash Flow and Liquidity

    Carpenter has maintained the ability to provide cash to meet its needs through cash flow from operations, management of working capital and the flexibility to use outside sources of financing to supplement internally generated funds.
    Free cash flow (cash flow provided before financing activities less dividends paid) was $22.2 million versus $8.7 million a year ago. Carpenter believes that its current financial resources, both from internal and external sources, will be more than adequate to meet its foreseeable needs. At the end of the first quarter, Carpenter had approximately $160 million available under its credit facilities.

    Selected Financial Measures

    Additional details regarding selected financial measures can be found in the attached financial schedules.

    Conference Call

    Carpenter will host an analyst meeting in New York City, which will be simultaneously available by conference call and by webcast today, October 27, at 1:30 p.m., Eastern Time. Call 610-208-2800 for additional details about the meeting.
    Carpenter produces and distributes specialty materials and various engineered products. Information about Carpenter can be found on the Internet at www.cartech.com, with selected products sold online at www.carpenterdirect.com.
    Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2003, and its most recent registration statement on Form S-4, filed on September 16, 2003, as amended on October 3, 2003. They include but are not limited to: 1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, power generation, automotive, industrial and consumer, all of which are subject to changes in general economic and financial market conditions; 2) the ability of Carpenter to ensure adequate supplies of raw materials and to recoup increased costs of electricity, natural gas, and raw materials, such as nickel, through increased prices and surcharges; 3) domestic and foreign excess manufacturing capacity for certain metals that Carpenter produces; 4) fluctuations in currency exchange rates, resulting in increased competition and downward pricing pressure on certain Carpenter products; 5) the degree of success of government trade actions; 6) fluctuations in stock markets which could impact the valuation of the assets in Carpenter's pension trusts and the accounting for pension assets; 7) the potential cost advantages that new competitors or competitors who have reorganized through bankruptcy may have; 8) the transfer of manufacturing capacity from the United States to foreign countries; and 9) the consolidation of customers and suppliers. Any of these factors could have an adverse and/or fluctuating effect on Carpenter's results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.


                   CONSOLIDATED STATEMENT OF INCOME
                 (in Millions, Except per Share Data)


                                                        Three Months
                                                           Ended
                                                        September 30
                                                      ----------------

                                                        2003     2002
                                                      -------- -------

NET SALES                                              $213.3  $213.8

Cost of sales                                           179.3   180.2
                                                      -------- -------
Gross profit                                             34.0    33.6

Selling and administrative expenses                      28.7    31.7
Special charge                                             --    14.2
Interest expense                                          6.3     8.0
Other income, net                                        (1.6)   (0.3)
                                                      -------- -------

Income (loss) before income taxes                         0.6   (20.0)
Income tax expense (benefit)                              0.1    (9.1)
                                                      -------- -------
NET INCOME (LOSS)                                         0.5   (10.9)
                                                      ======== =======

EARNINGS (LOSS) PER COMMON SHARE:
 Basic                                                  $0.00  ($0.51)
                                                      ======== =======
 Diluted                                                $0.00  ($0.51)
                                                      ======== =======


WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING
   Basic                                                 22.3    22.3
                                                      ======== =======
   Diluted                                               22.3    22.3
                                                      ======== =======
Cash dividends per common share                       $0.0825   $0.33
                                                      ======== =======


Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.






                             PRELIMINARY
                CONSOLIDATED STATEMENT OF CASH FLOWS
                            (in Millions)

                                                        Three Months
                                                            Ended
                                                        September 30
                                                       --------------

                                                        2003    2002
                                                       ------ -------

OPERATIONS:
  Net income (loss)                                     $0.5  ($10.9)
  Adjustments to reconcile net income (loss) to
   net cash provided from operations:
    Depreciation                                        12.8    13.7
    Amortization                                         2.4     2.2
    Deferred income taxes                               (1.4)   (3.0)
    Net pension expense (income)                         4.4    (1.1)
    Net (gain) loss on asset disposals                  (0.1)    0.1
    Special charge                                        --    14.2
  Changes in working capital and other:
    Receivables                                         (1.7)   16.6
    Inventories                                         (6.9)   (7.7)
    Accounts payable                                    10.9    (3.4)
    Accrued current liabilities                          6.8    (2.2)
    Income tax refund                                    0.3    11.0
    Other, net                                          (1.9)  (10.1)
                                                       ------ -------
Net cash provided from operations                       26.1    19.4
                                                       ------ -------

INVESTING ACTIVITIES:
  Purchases of plant, equipment and software            (1.6)   (3.1)
  Proceeds from disposals of plant and equipment         0.1     0.2
                                                       ------ -------
Net cash used for investing activities                  (1.5)   (2.9)
                                                       ------ -------

FINANCING ACTIVITIES:
  Net change in short-term debt                         (0.4)   (1.4)
  Payments on long-term debt                              --    (1.0)
  Checks not cleared                                    (3.7)     --
  Dividends paid                                        (2.4)   (7.8)
                                                       ------ -------
Net cash used for financing activities                  (6.5)  (10.2)
                                                       ------ -------

Effect of exchange rate changes on cash and cash
 equivalents                                             0.8    (0.3)
                                                       ------ -------

INCREASE IN CASH AND CASH EQUIVALENTS                   18.9     6.0
Cash and cash equivalents at beginning of period        53.5    18.7
                                                       ------ -------
Cash and cash equivalents at end of period             $72.4   $24.7
                                                       ====== =======



Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.






                             PRELIMINARY
                      CONSOLIDATED BALANCE SHEET
                            (in Millions)

                                                    Sept. 30  June 30
                                                      2003      2003
                                                   --------- ---------

ASSETS
Current Assets:
  Cash and cash equivalents                           $72.4     $53.5
  Accounts receivable, net                            115.4     113.8
  Inventories                                         187.4     180.9
  Other current assets                                 25.3      21.1
                                                   --------- ---------
     Total current assets                             400.5     369.3

Property, plant and equipment, net                    640.1     651.7
Prepaid pension cost                                  252.0     253.7
Goodwill                                               46.3      46.3
Trademarks and trade names, net                        25.1      25.4
Other assets                                           47.2      53.5
                                                   --------- ---------
Total assets                                       $1,411.2  $1,399.9
                                                   ========= =========

LIABILITIES
Current liabilities:
  Short-term debt                                     $17.0     $17.1
  Accounts payable                                     75.4      68.2
  Accrued compensation                                 16.5      13.5
  Accrued income taxes                                  7.6       6.1
  Accrued liabilities                                  42.6      40.6
  Deferred income taxes                                 5.0       4.3
  Current portion of long-term debt                     0.1       0.1
                                                   --------- ---------
     Total current liabilities                        164.2     149.9

Long-term debt, net of current portion                378.6     378.9
Accrued postretirement benefits                       183.6     182.4
Deferred income taxes                                 166.3     166.7
Other liabilities                                      44.3      47.4
                                                   --------- ---------
Total liabilities                                     937.0     925.3
                                                   --------- ---------


STOCKHOLDERS' EQUITY
  Convertible preferred stock                          14.1      10.2
  Common stock                                        117.3     117.3
  Capital in excess of par value - common stock       199.8     199.8
  Reinvested earnings                                 201.8     203.7
  Common stock in treasury, at cost                   (38.2)    (38.3)
  Deferred compensation                                (5.1)     (3.8)
  Accumulated other comprehensive loss                (15.5)    (14.3)
                                                   --------- ---------
     Total stockholders' equity                       474.2     474.6
                                                   --------- ---------

Total liabilities and stockholders' equity         $1,411.2  $1,399.9
                                                   ========= =========





                             PRELIMINARY
                        SEGMENT FINANCIAL DATA
                            (in Millions)


                                                  Three Months
                                                      Ended
                                                  September 30
                                                 ---------------

                                                   2003    2002
                                                 ------- -------

Net sales:
  Specialty Metals                               $189.7  $186.0
  Engineered Products                              24.1    28.4
  Intersegment                                     (0.5)   (0.6)
                                                 ------- -------
  Consolidated net sales                         $213.3  $213.8
                                                 ======= =======

Operating results:
  Specialty Metals                                $11.3    $2.9
  Engineered Products                               2.5     2.2
  Net pension (expense) income                     (4.4)    1.1
  Corporate costs                                  (4.1)   (4.3)
  Special charge                                      -   (14.2)
  Interest expense                                 (6.3)   (8.0)
  Other income, net                                 1.6     0.3
                                                 ------- -------

   Consolidated income (loss) before
   income taxes                                    $0.6  ($20.0)
                                                 ======= =======


Carpenter is organized in the following business units: Specialty Alloys Operations, Dynamet, Carpenter Powder Products and Engineered Products. For segment reporting, Specialty Alloys Operations, Dynamet and Carpenter Powder Products operating segments have been aggregated into one reportable segment, Specialty Metals, because of the similarities in products, processes, customers, distribution methods and economic characteristics.

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.





                             PRELIMINARY
                     SELECTED FINANCIAL MEASURES
                            (in Millions)


                                             Three Months
                                                 Ended
                                              September
                                           ----------------
FREE CASH FLOW                               2003     2002
                                           -------  -------

Net cash provided from operations           $26.1    $19.4
Net cash used for investing
 activities                                  (1.5)    (2.9)
Dividends paid                               (2.4)    (7.8)
                                           -------  -------
Free cash flow                              $22.2     $8.7
                                           =======  =======

Free cash flow is a measure of cash generated which management evaluates for alternative uses and has chosen to apply to debt repayment.


                                           Sept. 30 June 30 Sept. 30
NET DEBT                                     2003     2003    2002
                                           -------  ------- -------

Accounts receivable purchase facility       $10.0    $10.0   $10.0
Short-term debt                              17.0     17.1    15.5
Current portion of long-term debt             0.1      0.1    50.1
Long-term debt, net of current portion      378.6    378.9   367.6
                                           -------  ------- -------
Total Debt                                  405.7    406.1   443.2
Cash                                        (72.4)   (53.5)  (24.7)
Checks not cleared                             --      3.7      --
                                           -------  ------- -------
Net Debt                                   $333.3   $356.3  $418.5
                                           =======  ======= =======

Accumulated cash is expected to be used for debt repayment until a targeted debt to capital ratio is achieved.


                                             Three Months
                                                 Ended
                                             September 30
                                           ----------------
NET SALES ADJUSTED FOR
DIVESTED COMPANIES                           2003     2002
                                           -------  -------

Net sales                                  $213.3   $213.8
Divested companies                            0.0     (5.1)
                                           -------  -------
Net sales adjusted for divested companies  $213.3   $208.7
                                           =======  =======




                             PRELIMINARY
                     SELECTED FINANCIAL MEASURES
                            (in Millions)


                                                         Three Months
                                                             Ended
                                                         September 30
                                                       ---------------
NET PENSION EXPENSE (INCOME)                             2003    2002
                                                       ------- -------

Pension plan expense (income)                            $2.2   ($4.1)
Other postretirement benefit expense                      2.2     3.0
                                                       ------- -------
                                                          4.4    (1.1)
Income tax (benefit) expense                             (1.8)    0.4
                                                       ------- -------
Net pension expense (income)                             $2.6   ($0.7)
                                                       ======= =======

Pension expense (income) per share                      $0.12  ($0.03)
                                                       ======= =======

Weighted average diluted common shares                   22.3    22.3
                                                       ======= =======


                                                         Three Months
                                                             Ended
                                                         September 30
                                                       ---------------
SPECIAL CHARGE                                           2003    2002
                                                       ------- -------

Reductions in workforce                                    --   $11.3
Writedown of certain assets                                --     2.9
                                                       ------- -------
Special charge                                             --    14.2
Income tax benefit                                         --    (5.7)
                                                       ------- -------
Special charge, net of income taxes                        --    $8.5
                                                       ======= =======

Special charge per share                                   --   $0.38
                                                       ======= =======

Weighted average diluted common shares                   22.3    22.3
                                                       ======= =======


                                                         Three Months
                                                             Ended
                                                         September 30
                                                       ---------------
INCOME BEFORE OTHER INCOME                               2003    2002
                                                       ------- -------
AND EXPENSE

Net sales                                              $213.3  $213.8
Cost of sales                                          (179.3) (180.2)
Selling and administrative expenses                     (28.7)  (31.7)
                                                       ------- -------
Income before other income and expense                   $5.3    $1.9
                                                       ======= =======

    CONTACT: Carpenter Technology Corporation
             Investors:
             Jaime Vasquez, 610-208-2165
             jvasquez@cartech.com
                 or
             Media:
             Katharine B. Marshall, 610-413-4139
             kmarshall@cartech.com